Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated December 28, 2018, pertaining to the Pier 1 Imports, Inc. Restricted Stock Award Granted as an Employment Inducement Award Outside of a Plan, of our reports dated May 1, 2018, with respect to the consolidated financial statements of Pier 1 Imports, Inc. and the effectiveness of internal control over financial reporting of Pier 1 Imports, Inc. included in its Annual Report (Form 10-K) for the year ended March 3, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas

December 28, 2018